Exhibit 99.1

             IASIS Healthcare Announces Contract for the
            Sale of Rocky Mountain Medical Center Property

    FRANKLIN, Tenn.--(BUSINESS WIRE)--Jan. 13, 2004--IASIS Healthcare(R) Corporation today announced the signing of a definitive agreement to sell its Rocky Mountain Medical Center property in Salt Lake City, Utah. The approximately 23.5-acre property, as well as certain associated equipment, fixtures and other personal property, will be acquired by the Board of Education of the Granite School District (of Salt Lake City) for approximately $15.2 million. The property includes Rocky Mountain Medical Center, a hospital owned by IASIS Healthcare(R) that ceased operations in June 2001. The sale is expected to close in this quarter, subject to the completion of final due diligence, the Board of Education's approval of the agreement at an open meeting, as required by Utah law, as well as other closing conditions customary for a transaction of this type.
    David White, chairman, president and chief executive officer of IASIS Healthcare said, "Having considered several possible sale transactions for this property since the hospital's closure, the Granite School District is an attractive purchaser who shares our community-service mission and will use this property well to help serve Salt Lake City's educational needs. While we are not realizing the substantial investment we originally made in this property, we are happy for the School District that this will provide a cost-effective solution to its needs."
    IASIS Healthcare(R) Corporation, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services to meet the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. Currently, IASIS Healthcare(R) owns or leases 14 acute care hospitals with a total of 2,028 beds in service. These hospitals are located in four regions: Salt Lake City, UT; Phoenix, AZ; Tampa-St. Petersburg, FL; and four cities in Texas, including San Antonio. IASIS Healthcare(R) also owns and operates a behavioral health center in Phoenix and has an ownership interest in three ambulatory surgery centers. In addition, IASIS Healthcare(R) owns and operates a Medicaid managed health plan in Phoenix that serves over 90,000 members. For more information on IASIS Healthcare(R), please visit the Company's website at www.iasishealthcare.com.
    The Company undertakes no obligation to publicly release any revisions to any statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


    CONTACT: IASIS Healthcare(R) Corporation, Franklin
             Investor:
             David R. White or W. Carl Whitmer, 615-844-2747 or
             News media:
             Tomi Galin, 615-467-1255